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                                                                     Exhibit 5.1

                          [Winston & Strawn Letterhead]

October 8, 1999

SFX Entertainment, Inc.
650 Madison Avenue
New York, New York 10022

          Re: Registration Statement on Form S-8 of SFX Entertainment, Inc. Relating to 1999 Stock Option and Restricted Stock Plan

Ladies and Gentlemen:

     We have acted as special counsel to SFX Entertainment, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 of 4,500,000 shares (the "Shares") of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of the Company under the Company's 1999 Stock Option and Restricted Stock Plan (the "Plan").

     This opinion letter is delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act"). In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement relating to the Shares to be filed with the Securities and Exchange Commission (the "Commission") on October 8, 1999 (the "Registration Statement"), (ii) the Amended and Restated Certificate of Incorporation, as currently in effect, of the Company, (iii) the By-laws, as currently in effect, of the Company, and (iv) resolutions of the Board of Directors of the Company relating to, among other things, the issuance and sale of the Shares and the filing of the Registration Statement. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to this opinion letter which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Plan, and upon receipt by the Company of the full consideration for the Shares as determined pursuant to the Plan, shall be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.


                                                    Very truly yours,

                                                    /s/ Winston & Strawn